Exhibit 10.1

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Investor Rights Agreement, the “Investor Rights Agreement”), dated as of July 20, 2021 (the “Effective Date”), is made by and among (i) OppFi, Inc. (formerly FG New America Acquisition Corp.), a Delaware corporation (“PubCo” or the “Company”); (ii) each of the member signatories party hereto (each, a “Member” and collectively, the “Members”); (iii) Todd Schwartz in his capacity as the Members’ Representative hereunder (the “Members’ Representative”); (iv) FG New America Investors LLC, a Delaware limited liability company (the “Sponsor”); (v) Larry G. Swets, Jr., D. Kyle Cerminara, Hassan R. Baqar, Joseph Moglia, Nicholas Spencer Rudd, Robert Christopher Weeks (together with the Sponsor, the “Founder Holders” and each, a “Founder Holder”) and (vi) Piper Sandler & Co. and ThinkEquity, a division of Fordham Financial Management, Inc. (collectively, the “Underwriter Holders”). Each of PubCo, the Members, the Members’ Representative, each Founder Holder and each of the Underwriter Holders may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of February 9, 2021, by and among PubCo, Opportunity Financial, LLC, a Delaware limited liability company (the “Operating Company”), and the Members’ Representative (as may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms of such agreement, the “BCA”), in connection with the business combination (the “Business Combination”) contemplated by the BCA;

WHEREAS, pursuant to the BCA, at the Closing, in exchange for the Company Enterprise Value, the Members, in the aggregate, retained the Retained Company Units (including the Earnout Company Units) and PubCo issued to the Members an aggregate number of shares of Buyer Class V Voting Stock (including the Earnout Voting Shares) equal to the number of Retained Company Units;

WHEREAS, simultaneously with the Closing, the Members amended and restated the Operating Company’s LLCA by adopting the Third Amended and Restated Limited Liability Company Agreement of the Operating Company (the “Operating Company A&R LLCA”);

WHEREAS, (i) the Earnout Company Units will be earned by the Members upon the satisfaction of the conditions set forth in the BCA (the “Earned Earnout Company Units”), and (ii) the Earnout Voting Shares will be earned by the Members upon the satisfaction of the conditions set forth in the BCA (the “Earned Earnout Voting Shares”);

WHEREAS, each of the Members has the right to exchange Retained Company Units (including the Earned Earnout Company Units), and cancel an equal number of shares of Buyer Class V Voting Stock, for shares of Buyer Class A Common Stock in the manner set forth in, and pursuant to the terms and conditions of, the Operating Company A&R LLCA;

WHEREAS, pursuant to the terms and conditions of the amended and restated certificate of incorporation of Buyer, in connection with the Closing, all then-outstanding shares of Class B Common Stock (as herein defined) converted into shares of Buyer Class A Common Stock (after giving effect to the Amended Sponsor Letter (as herein defined)) on a one-for-one basis (the “Class B Common Stock Conversion”);

WHEREAS, PubCo, the Founder Holders and the Underwriter Holders entered into that certain Registration Rights Agreement, dated as of September 29, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo, the Founder Holders and the Underwriter Holders desire to terminate the Original RRA and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Amended Sponsor Letter” means that certain Letter Agreement, dated as of July 20, 2021, by and among PubCo, the Founder Holders, the Member’s Representative and the Operating Company, as the same may be amended, modified, supplemented or waived from time to time.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the Amended and Restated Bylaws of Buyer, as the same may be amended or amended and restated from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Buyer, as the same may be amended or amended and restated from time to time.

“Class A Common Stock” means, the Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock, (b) any shares of such Class A common stock issued pursuant to the Class B Common Stock Conversion, and (c) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class A Common Units” means Class A Common Units (as defined in the Operating Company A&R LLCA) owned by one or more of the Members or any of their Permitted Transferees, including Retained Company Units and Earned Earnout Company Units.

“Class B Common Stock” means, the Class B common stock, par value $0.0001 per share, of PubCo, all of the outstanding shares of which were converted into shares of Class A Common Stock in connection with the Closing of the BCA pursuant to the Class B Common Stock Conversion. Shares of the Class B Common Stock may also be referred to as the “Founders Shares.”

“Class B Common Stock Conversion” has the meaning set forth in the Recitals.

“Class V Voting Stock” means, the Class V common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class V common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class V common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class V common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Common Stock” means shares of the Class A Common Stock and the Class V Voting Stock, including any shares of the Class A Common Stock and the Class V Voting Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock and the Class V Voting Stock.

“Operating Company A&R LLCA” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 2.2.

“Controlled Company Eligible” means qualifying as a controlled company under applicable rules of the securities exchange on which PubCo’s Equity Securities are listed.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is Beneficially Owned by such Person or such Person’s Family Members, or either of their Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing or general partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits, and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Demanding Holders” has the meaning set forth in Section 3.1(c).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 3.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 3.1(a).

“Founder Holder” has the meaning set forth in the Preamble.

“Founder Holder Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1.

“Holder Information” has the meaning set forth in Section 3.10(b).

“Initial Shares” means an aggregate of 11,600,000 Retained Company Units (and any Equity Securities into which such units may be exchanged), proportionately amongst the Members based on their respective Percentage Interest as of immediately after the Closing.

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Lock-Up Shares” has the meaning set forth in Section 4.1(a).

“Maximum Number of Securities” has the meaning set forth in Section 3.1(d).

“Member Director” has the meaning set forth in Section 2.1(a).

“Members” has the meaning set forth in the Preamble.

“Member Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Members’ Representative” has the meaning set forth in the Preamble.

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Moglia Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“NYSE” means The New York Stock Exchange.

“NYSE Independent” means a person who shall qualify as a Director independent from PubCo, the Sponsor and the Members, as such term is used in Rule 303A.02 (or any successor rule) of the NYSE Listed Company Manual determined, as applicable, as of (i) the time of the nomination of such Director pursuant to Section 2.1 and (ii) the time of any vote, decision or recommendation made by such Director as a member of the Board.

“Operating Company” has the meaning set forth in the Recitals.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or the Operating Company or any of their respective Subsidiaries), (d) any Controlled Entity of such Person, (e) to any member of the Sponsor or any of their affiliates, (f) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (g) any charitable organization to which such Person Transfers their securities.

“Piggyback Registration” has the meaning set forth in Section 3.2(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any shares of Class A Common Stock (including, without limitation, Class A Common Stock (i) issuable pursuant to the Operating Company A&R LLCA upon an exchange of Class A Common Units for Class A Common Stock, along with an equal number of shares of Class V Voting Stock, (ii) issued pursuant to the Class B Common Stock Conversion, or (iii) that comprise Earnout Voting Shares (whether or not earned as of such date)), (b) any Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or (D) (i) for purposes of Article III hereof, the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Class A Common Stock that are outstanding at such time and (ii) such shares of Class A Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to PubCo to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may rely on a representation from such Holder that it is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo).

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including the following:

(a) all SEC or securities exchange registration, listing and filing fees (including fees with respect to filings required to be made with FINRA);

(b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and disbursements of counsel for PubCo;

(e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f) all fees and disbursements of one (1) separate outside counsel (and local and special counsel, to the extent necessary) selected by the majority-in-interest of the Holders participating in such Registration;

(g) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the reasonable out-of-pocket expenses of any Requesting Demand Holders in connection therewith); and

(h) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to Section 3.2 with respect to an Underwritten Shelf Takedown.

“SCG Holder” means each of the Affiliates of Schwartz Capital Group, LTHS Capital Group, and Todd Schwartz Capital Group, and any of their respective Permitted Transferees (other than pursuant to clause (e) of the definition thereof or for purposes of Article II of this Investor Rights Agreement pursuant to clause (g) of the definition thereof) that beneficially own Common Stock.

“SCG Holders’ Representative” means Todd Schwartz, as representative of the SCG Holders, or any other party designated by a majority-in-intertest of the SCG Holders.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf” has the meaning set forth in Section 3.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” has the meaning set forth in the Preamble.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Trading Day” means any day on which the Class A Common Stock is traded on the NYSE, or, if the NYSE is not the principal trading market for the Class A Common Stock on such day, then on the principal national securities exchange or securities market on which the Class A Common Stock is then traded.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwriter Holders” has the meaning set forth in the Preamble.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(e).

“VWAP” means the volume-weighted average share price of Class A Common Stock as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“Warrants” means the following outstanding warrants of PubCo, that upon exercise entitle the Sponsor to acquire in the aggregate up to 5,651,937 shares of Class A Common Stock, consisting of (i) 3,848,750 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share, that were issued to the Sponsor pursuant to that certain Founder Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (ii) 1,512,500 warrants to purchase shares of Class A Common Stock at a price of $15.00 per share, that were issued pursuant to that certain $15 Exercise Price Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (iii) 231,250 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share underlying the 462,500 private placement units (the “Private Placement Units”) that were issued to the Sponsor pursuant to that certain Private Placement Units Purchase Agreement, dated September 29, 2020, by and among and the Buyer and the Sponsor, and (iv) 59,437 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share underlying the 118,875 private placement units that were issued to the Underwriter Holders pursuant to that certain Underwriting Agreement, dated September 29, 2020, by and among and the Buyer and the Underwriter Holders, in each case, subject to adjustment as provided in the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 29, 2020, by and between PubCo and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(e).

SECTION 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d) whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

(h) the phrase “to the extent” shall be construed to mean “the degree by which.”

ARTICLE II

GOVERNANCE

SECTION 2.1 Board of Directors.

(a) Composition of the Board. Subject to the last paragraph of this Section 2.1(a), PubCo shall, and the SCG Holders’ Representative agrees with PubCo that he, she or it shall, take all Necessary Action to cause the Board to be comprised at Closing of seven (7) directors, (i) five (5) of whom have been nominated by the SCG Holders’ Representative (each, a “Member Director”), initially Ted Schwartz, Todd Schwartz, David Vennettilli, Christina Favilla and Jocelyn Moore, at least two (2) of which will be NYSE Independent, (ii) Jared Kaplan (the “Designated Director”), and (iii) one (1) individual that shall be NYSE Independent (an “Independent Director”), and Todd Schwartz shall initially be the executive chairman of the Board. Each Independent Director not nominated by the SCG Holders’ Representative shall be nominated by the Nominating and Corporate Governance Committee pursuant to Section 2.1(f). The directors are to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(i) the Class I directors shall include: three (3) Member Directors, initially Christina Favilla, Jocelyn Moore and Ted Schwartz;

(ii) the Class II directors shall include: the Designated Director and one (1) Independent Director, initially Jared Kaplan and Greg Zeeman, respectively; and

(iii) the Class III directors shall include: two (2) Member Directors, initially David Vennettilli and Todd Schwartz, respectively.

The initial term of the Class I directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2023 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2024 annual meeting at which directors are elected. The initial composition of the Board may be changed from time to time as provided in the Certificate of Incorporation or the Bylaws, and pursuant to the balance of this Section 2.1.

(b) Members Representation. Subject to the next sentence of this Section 2.1(b), PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected all individuals designated by the SCG Holders’ Representative that, if elected, will result in the SCG Holders’ Representative having a number of Member Directors serving on the Board as shown below:

Equity Securities of PubCo Beneficially Owned by the SCG Holders Representing the Percentage Voting Power Entitled to Vote in the Election of Directors	Number of Member Directors
50% or greater	5
40% to less than 50%	4
30% to less than 40%	3
20% to less than 30%	2
5% to less than 20%	1
Less than 5%	0

For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the Member Directors among such classes so as to maintain the proportion of the non-Member Directors in each class as nearly as possible to the relative apportionment of the Member Directors among the classes as contemplated in Section 2.1(a).

(c) Decrease in Directors. Upon any decrease in the number of directors that the SCG Holders’ Representative is entitled to designate for nomination to the Board pursuant to Section 2.1(b), the SCG Holders’ Representative shall take all Necessary Action to cause the appropriate number of Member Directors to offer to tender their resignation at least sixty (60) days prior to the expected date of PubCo’s next annual meeting of stockholders; provided that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination a Member Director that has tendered his or her resignation pursuant to this Section 2.1(c). In addition to any vote or consent of the Board or the stockholders of PubCo required by applicable Law or the Certificate of Incorporation or the Bylaws, and notwithstanding anything to the contrary in this Investor Rights Agreement, for so long as this Investor Rights Agreement is in effect, any action by the Board to decrease the total number of directors which would require a Member Director to resign in order to maintain compliance with the applicable rules of the securities exchange on which PubCo’s Equity Securities are listed shall require the prior written consent of the SCG Holders’ Representative.

(d) Removal; Vacancies. Directors are subject to removal pursuant to the applicable provisions of the Certificate of Incorporation. Any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled pursuant to the applicable provisions of the Certificate of Incorporation. In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the Member Directors, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and PubCo shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the SCG Holders’ Representative.

(e) Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange rules, and subject to requisite independence requirements applicable to such committee (determined giving effect to Section 2.1(g), (i) for so long as PubCo is Controlled Company Eligible, the SCG

Holders’ Representative shall have the right, and PubCo shall take all Necessary Action, to have a majority of the members of each such committee consist of members of the Board designated by the SCG Holders’ Representative, and (ii) at any time when PubCo is not Controlled Company Eligible, the SCG Holders’ Representative shall have the right, and PubCo shall take all Necessary Action, to have a number of the members of each such committee consist of a proportional number of members of each such committee (rounded up) as relates to the proportion of the Board designated by the SCG Holders’ Representative.

(f) NYSE Independent Directors. PubCo has determined that the initial slate of directors referenced in Section 2.1(a) includes the requisite number of NYSE Independent directors meeting the requirements of the NYSE. From and after such initial slate is constituted, PubCo shall take all Necessary Action to ensure that the Board consists of the requisite number of NYSE Independent directors or any other securities exchange on which the Equity Securities of PubCo are then listed, in each case giving effect, when applicable, to Section 2.1(g) (and for as long as PubCo qualifies as Controlled Company Eligible, but regardless of whether PubCo is then availing itself of the “controlled company” exemptions of any securities exchange on which its Equity Securities are listed, and the SCG Holders’ Representative is entitled to nominate its full slate of directors pursuant to the first sentence of Section 2.1(b), the SCG Holders’ Representative shall include among its nominees such number of NYSE Independent directors meeting requirements that, when taken together with other NYSE Independent directors, PubCo has the requisite number of NYSE Independent directors). For the avoidance of doubt, it is understood and agreed that, if at any time the number of directors entitled to be designated by the SCG Holders’ Representative pursuant to this Section 2.1 is less than the entire membership of the Board, subject to the rights of any other Person to nominate or designate one or more directors (including, without limitation, the right of the Members Representative to designate members for nominations to the Board in accordance with Section 2.1(a)), the remaining directors shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board and shall qualify as NYSE Independent.

(g) Controlled Company Exception. If PubCo is Controlled Company Eligible and the SCG Holders’ Representative so elects in writing that PubCo utilize any applicable “controlled company” exemptions, PubCo shall take all Necessary Action to avail itself of all “controlled company” exemptions pursuant to the rules of the NYSE or any other exchange on which the Equity Securities of PubCo are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions. Among other things, except to the extent otherwise agreed in writing by the SCG Holders’ Representative, for so long as PubCo elects to be Controlled Company Eligible, PubCo shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of NYSE Independent directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee be composed entirely of NYSE Independent directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the NYSE or any other exchange on which the Equity Securities of PubCo are then listed.

(h) Compensation and Reimbursement of Expenses. Except to the extent the SCG Holders’ Representative may otherwise notify PubCo, any Members Directors shall be entitled to compensation consistent with the director compensation received by other directors on the Board, including any fees and equity awards. If PubCo adopts a policy that directors own a minimum amount of equity in PubCo, the Member Directors shall not be subject to such policy. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(i) Indemnification. For so long as any Member Director serves as a director of PubCo, (i) PubCo shall provide such Member Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Member Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, Article VIII of the Certificate of Incorporation, Article VIII of the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(j) D&O Insurance. PubCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary, and (ii) for so long as any Member Director serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of such Member Director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Member Director for a period of not less than six (6) years from any such event in respect of any act or omission of such Member Director occurring at or prior to such event.

SECTION 2.2 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, and the Members agrees and acknowledges that the directors designated by the Members’ Representative may share confidential, non-public information about PubCo and its Subsidiaries (“Confidential Information”) with the Members. Each of the Members recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Members covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit the Members from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.2 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of the Members, unless such Confidential Information is actually provided to such Person.

ARTICLE III

REGISTRATION RIGHTS

SECTION 3.1 Shelf Registration.

(a) Filing. PubCo shall file, within thirty (30) days of the Closing Date or such other earlier date as it is required in accordance with the Warrant Agreement or any other agreements concerning the registration of Registrable Securities to which PubCo is party (each, an “Other Registration Agreement”), a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause the Shelf to become effective, under (x) the Securities Act and (y) the blue sky laws of such jurisdictions as any participating Holder reasonably requests, as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof (such date, the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC; provided, further, that PubCo shall have the Shelf declared effective within five (5) Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Shelf will not be “reviewed” or will not be subject to further review; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder. In the event PubCo files a Form S-1 Shelf, PubCo shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Investor Rights Agreement.

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, a majority-in-interest of the Founder Holders and any Holders of at least fifteen percent (15%) of the then-outstanding number of Registrable Securities may request (such requesting Holders, the “Demanding Holders”) to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. The Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, in no event shall any Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Holder, subject to the first sentence of this Section 3.1(c); provided that PubCo shall not be obligated to effect, or to take any action to effect, any Underwritten Shelf Takedown otherwise permitted pursuant to this Section 3.1(c) if PubCo has already effected an Underwritten Shelf Takedown in the preceding six (6) month period; provided, further, under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to an Underwritten Shelf Takedown under this subsection 3.1(c) with respect to any or all Registrable Securities held by the Founder Holders (or any of their Permitted Transferees), except that a Registration shall not be counted for such purposes unless a Shelf has become effective and all of the Registrable Securities requested by the Demanding Holders who are Founder Holders to be registered in such Underwritten Shelf Takedown have been sold, in accordance with this Section 3.1 of this Investor Rights Agreement..

(d) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(e) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(e).

(f) Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and at any time or from time to time that PubCo does not then have an effective Registration Statement outstanding covering all of the Registrable Securities, each Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Holder’s Registrable Securities (each, a “Demand Registration”). PubCo shall, within ten (10) days of its receipt of the Demand Registration request, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Demand Holder”) shall so notify PubCo, in writing, within five (5) days after the receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Demand Holder(s) to PubCo, such Requesting Demand Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Requesting Demand Holders pursuant to such Demand Registration in accordance with the provision of this Section 3.1(f). Under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 3.1(f) with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 has become effective and all of the Registrable Securities requested by the Requesting Demand Holders to be registered on behalf of the Requesting Demand Holders in such Demand Registration have been sold, in accordance with Section 3.1 of this Investor Rights Agreement. PubCo shall file such Registration Statement within thirty (30) days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective within sixty (60) days of filing; provided, that such deadline shall be extended to ninety (90) calendar days after the date of filing if the Registration Statement on Form S-1 is reviewed by, and comments thereto are provided from, the SEC; provided, further PubCo shall have the Form S-1 declared effective within five (5) Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that if such deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the deadline shall be extended to the next Business Day on which the SEC is open for business. The provisions of Section 3.1(c), Section 3.1(d) and Section 3.1(e) shall apply to this Section 3.1(f) as if a Demand Registration under this Section 3.1(f) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 3.1(f), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 3.1(f).

SECTION 3.2 Piggyback Registration.

(a) Piggyback Rights. If PubCo proposes to conduct a registered offering of Equity Securities on behalf of any Holders (other than pursuant to Underwritten Shelf Registration), or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of PubCo, for its own account, in each case, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. PubCo shall use its reasonable best efforts to cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than a Demand Registration or an Underwritten Shelf Takedown), in good faith, advises PubCo and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to Other Registration Agreement, and (ii) the Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by Persons other than the Holders, then PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to Other Registration Agreements, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown or Demand Registration and all sales pursuant to such Underwritten Shelf Takedown or Demand Registration pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(d), instead of this Section 3.2(b).

(c) Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d) Notwithstanding anything herein to the contrary, this Section 3.2 shall not apply (a) for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party or (b) to any Demand Registration or any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.

SECTION 3.3 Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo and if required by the managing underwriter(s), each Holder that holds more than one percent (1%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Class A Common Units for Class A Common Stock), agrees that it shall not Transfer any Common Stock (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the ten (10) Business Days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Holder that holds at least one percent (1%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Class A Common Units), each other Holder that is participating in the Underwritten Offering, and each of PubCo’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

SECTION 3.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall use its commercially reasonable efforts to, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and, subject to the applicable terms of this Investor Rights Agreement, cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) at least three (3) calendar days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, as applicable, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), or such other documents as the Underwriters or the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification), and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process (other than service of process in connection with such qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) furnish to each seller of Registrable Securities under a Registration Statement or Prospectus such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

(j) permit Representatives of the Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters,;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning within three months after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, fifty million dollars ($50,000,000), use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration.

SECTION 3.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities (including all reasonable fees and expenses of any legal counsel representing such Holders (to the extent such counsel is not also representing PubCo, as determined in accordance with clause (f) of the definition of “Registration Expenses”)), such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

SECTION 3.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo or the managing underwriter, if any, with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless, on or prior to the later of (i) the fifth (5th) Business Day following the date on which documents or other information are requested from such Holder and (ii) the second (2nd) Business Day prior to the first anticipated filing date of a Registration Statement or Prospectus pursuant to this Investor Rights Agreement, such Person (a) agrees to sell such Person’s

Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering of Equity Securities initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders, and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(c) and 3.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

SECTION 3.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

SECTION 3.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file, timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and, upon receipt of request from a Holder, to promptly furnish such Holder(s) with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

SECTION 3.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred, and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

SECTION 3.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other out-of-pocket expenses actually and reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with a single legal counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation, and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d) The indemnification provided under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any out-of-pocket legal or other fees, charges or expenses actually and reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Warrant Agreement, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Founder Holders represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Warrant Agreement.

SECTION 3.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the reasons for non-compliance to the extent such information does not constitute disclosure of material non-public information.

SECTION 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

SECTION 3.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.12. Other than the Members and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

SECTION 3.15 Termination of Original RRA. Upon the Closing, PubCo, the Founder Holders and the Underwriter Holders hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

SECTION 3.16 Distributions; Direct Ownership.

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(b) Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor hold any Registrable Securities directly, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that the members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(c) In the event that a Member distributes all of its Registrable Securities to its members, such distributees shall be treated as a Member under this Investor Rights Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on a Member, as if such Member remained a single party to this Investor Rights Agreement.

(d) Notwithstanding the foregoing, no distribution for purposes of this Section 3.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor or such Member, as applicable.

SECTION 3.17 Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Stock as so changed.

ARTICLE IV

LOCK-UP

SECTION 4.1 Lock-Up.

(a) Each Holder (other than the Underwriter Holders) severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below) applicable to such Person; provided, that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 4.2, (ii) permitted pursuant to Article III, (iii) to PubCo of Class V Voting Stock Beneficially Owned by the Members in connection with the sale by the Members to the Operating Company of any Redeemed Post-Closing Company Units in accordance with the BCA, (iv) by any Member following the Member Lock-Up Period (as defined below), (v) pursuant to the exchange of Class A Common Units for Class A Common Stock and of Class V Voting Stock for Class A Common Units in accordance with the terms and conditions of the Company A&R LLCA, (vi) by Joseph Moglia following the Moglia Lock-Up Period (as defined below), or (vii) by any Founder Holder other than Joseph Moglia following the Founder Holder Lock-Up Period (as defined below). The “Member Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is nine (9) months after the Closing Date; provided that, the Member Lock-Up Period with respect to any Members Earnout Company Units and the Earnout Voting Shares shall not end prior to the date that such Members Earnout Company Units and Earnout Voting Shares are earned in accordance with the BCA; provided, further, that, with respect to any Initial Shares, the Member Lock-Up Period shall be the period commencing on the Closing Date and continuing until the date on which the Shelf becomes effective under the Securities Act. The “Moglia Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is twenty-four (24) months after the Closing Date. The “Founder Holder Lock-Up Period” shall be (i) (x) with respect to 50% of the shares of Class A Common Stock issued in connection with the Class B Common Stock Conversion, the earlier of (A) one year after the Closing Date and (B) the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date, and (y) with respect to the remaining 50% of the shares of Class A Common Stock issued in connection with the Class B Common Stock Conversion, one year after the Closing Date, or earlier, in each case, if, the Company consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property, and (ii) with respect to any (x) Private Placement Units (or any securities underlying the Private Placement Units, including the shares of Class A Common Stock and the Warrants included in the Private Placement Units and the shares of Class A Common Stock issued or issuable upon exercise of such Warrants) held by them or (y) any Warrants (or any shares of Class A Common Stock issued or issuable upon the exercise of the Warrants) held by them, until 30 days after the Closing Date. “Lock-Up Period” means with respect to the Members (including any Person who succeeds to such Member’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Member Lock-Up Period, with respect to Joseph Moglia (including any Person who succeeds to his rights under this Investor Rights Agreement pursuant to Section 5.1), the Moglia Lock-Up Period, and with respect to the Founder Holders other than Joseph Moglia (including any Person who succeeds to such Founder Holder’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Founder Holder Lock-Up Period. “Lock-Up Shares” means the Equity Securities in PubCo and the Operating Company held by the Holders, directly or indirectly, as of the Closing Date, including the Warrants (or any shares of Class A Common Stock resulting from the exercise of any Warrant), Class A Common Stock, Class V Voting Stock, and the Class A Common Units held by the Members or the Founder Holders as of the Closing Date; provided that, solely with respect to Joseph Moglia, such term shall only apply to Equity Securities held directly by Mr. Moglia and any Equity Securities which are distributed or distributable by the Sponsor to Mr. Moglia.

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Equity Securities in the Operating Company (including the Retained Company Units and the Earnout Company Units), the Earnout Voting Shares, shares of Class V Voting Stock and shares of Class A Common Stock, in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

SECTION 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period applicable to such Person, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees (other than pursuant to clause (e) of the definition thereof), upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder or its Permitted Transferees, the Members’ Representative, and in the case of such a Transfer by a Member or its Permitted Transferees, the Sponsor or (ii) (a) a charitable organization, upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder or its Permitted Transferees, the Members’ Representative, and in the case of such a Transfer by a Member or its Permitted Transferees, the Sponsor; (b) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii)(a), clause (ii)(b) or clause (ii)(c) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement and, if applicable, and the Amended Sponsor Letter, by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement and, if applicable, the Amended Sponsor Letter.

SECTION 4.3 Other Lock-Up Restrictions. Each of PubCo and the Founder Holders hereby acknowledge and agree that this Article IV supersedes Section 7 of the Amended Sponsor Letter in all respects, and, upon execution of this Investor Rights Agreement by each of PubCo and the Founder Holders, the Amended Sponsor Letter shall be deemed amended to remove Section 7 of the Amended Sponsor Letter.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.1 Assignment; Successors and Assigns; No Third-Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 3.16, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the Members’ Representative, in the case of an assignment by the Sponsor, or the Sponsor, in the case of an assignment by a Member. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.

(b) Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2; and (ii) after the expiration of the Lock-Up Period applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. In no event can the SCG Holders’ Representative assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 5.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement. The Parties acknowledge that there is no intention to form a “group” (as defined in Section 13(d)(3) of the Exchange Act) between the SCG Holders and any other Party to this Investor Rights Agreement.

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

SECTION 5.2 Termination. Except for Section 2.1(j), Section 2.1 shall terminate automatically (without any action by any Party) as to the SCG Holders at such time at which the SCG Holders’ Representative no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that, the provisions of Section 3.10 shall survive any such termination with respect to such Holder.

SECTION 5.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

SECTION 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the BCA, the Company A&R LLC, and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Members and their Permitted Transferees collectively Beneficially Own five percent (5%) or more of the voting power of the stock of PubCo held by the Members immediately after the Closing, the Members’ Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, and (iv) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Class A Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision. Notwithstanding anything to the contrary contained in this Section 5.4(b), Section 2.1 may be amended or modified in whole or in part solely with the express written consent of (i) PubCo and (ii) the SCG Holders’ Representative.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article IV shall be effective unless in writing and signed by each of (i) PubCo, (ii) for so long as the Members and their Permitted Transferees collectively Beneficially Own fifteen percent (15%) or more of the voting power of the stock of PubCo held by the Members immediately after the Closing, the Members’ Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, (iv) at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders and (v) if such Party is not already required to sign pursuant to clauses (i) through (iv), the Party to be bound.

(d) Notwithstanding the foregoing provisions of this Section 5.4, other than with respect to amendments, modifications, waivers or consents relating to or airing out of Article IV, no amendment, modification, waiver or consent shall be required by (i) the Sponsor or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to the Sponsor, and the Founder Holders or (ii) the Members’ Representative or a particular Member or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to such Member or all of the Members.

SECTION 5.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

SECTION 5.6 Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission, which may include electronic confirmation) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

OppFi, Inc.

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email:

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

if to the Members, to:

Opportunity Financial, LLC

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email:

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz and David Vennettilli

Email:

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

if to the Sponsor:

FG New America Acquisition Corp.

105 S. Maple Street

Itasca, IL 60143

Attention: Larry G Swets, Jr.

Email:

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Gary Silverman, Elliott Smith

Email: gary.silverman@whitecase.com, elliott.smith@whitecase.com if to the Underwriter Holders:

ThinkEquity, a division of Fordham Financial Management, Inc.

17 State Street, 22nd Floor

New York, New York 10004

Attention: Mr. Eric Lord, Head of Investment Banking

E-mail:

Piper Sandler & Co.

345 Park Avenue

Suite 1200

New York, NY 10154

Attn: Mr. James Baker, Global Head of Investment Banking

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Mitchell S. Nussbaum

Facsimile: (212) 407-4990

Email:

if to the Members’ Representative:

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz and David Vennettilli

Email:

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

SECTION 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING IN RESPECT OF ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in each case in Wilmington, Delaware, in any Proceeding arising out of or relating to this Investor Rights Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Investor Rights Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

SECTION 5.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

SECTION 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo or Operating Company acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

SECTION 5.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws, and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement, and (y) remove such restrictive legends upon the request of a Holder following the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

SECTION 5.11 No Third-Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:
OPPFI, INC.

By:	/s/ Larry G. Swets, Jr.

Name: Larry G. Swets, Jr.
Title: Chief Executive Officer

SPONSOR:
FG NEW AMERICA INVESTORS LLC.

By:	/s/ Larry G. Swets, Jr.

Name: Larry G. Swets, Jr.
Title: Chief Executive Officer

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

MEMBERS’ REPRESENTATIVE:

/s/ Todd Schwartz
Todd Schwartz

[Signature Page to Investor Rights Agreement]

Exhibit A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Investor Rights Agreement and the Amended Letter, made as of                , is between                (“Transferor”) and                (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of July 20, 2021, among OppFi, Inc. (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”) and that certain Amended Sponsor Letter, dated as of July 20, 2021 (the “Amended Letter”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement and the Amended Letter by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement and the Amended Letter.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement and the Amended Letter, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and the Amended Letter and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement and the Amended Letter.

Notice. Any notice, demand or other communication under the Investor Rights Agreement or the Amended Letter to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement or Section 4 of the Amended Letter, as applicable.

Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Third Party Beneficiary. Pubco is an express third party beneficiary of this Joinder.

Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or

[Exhibit A to Investor Rights Agreement]

the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

[Exhibit A to Investor Rights Agreement]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

By:
Name:
Title:

TRANSFEREE:

By:
Name:
Title:

Address for notices:

[Signature Page to Exhibit A to Investor Rights Agreement]